EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2008 RESULTS

NASHVILLE, Tenn. (February 25, 2009)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2008.

Highlights:

Fourth Quarter

•	Revenues of $13.5 million in the fourth quarter of 2008, up 13% over the fourth quarter of 2007

•	Net income of $1.4 million (including the effect of a deferred income tax benefit of $375,000) for the fourth quarter of 2008, compared to $2.9 million (including the effect of a deferred income tax benefit of $2.0 million) for the fourth quarter of 2007

•	Adjusted EBITDA of $2.5 million in the fourth quarter of 2008, compared to $2.2 million in the fourth quarter of 2007

Full Year

•	Revenues for the year of $51.6 million, up 17% over 2007

•	Net income of $2.9 million (including the effect of a deferred income tax benefit of $375,000) for 2008, compared to $4.1 million (including the effect of a deferred income tax benefit of $2.0 million) for 2007

•	Adjusted EBITDA of $8.1 million, compared to $7.2 million for 2007

•	1,732,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2008, up from 1,541,000 at December 31, 2007

Financial Results:
Fourth Quarter 2008 Compared to Fourth Quarter 2007
Revenues for the fourth quarter of 2008 increased $1.5 million, or 13 percent, to $13.5 million, compared to $12.0 million for the fourth quarter of 2007. The Company’s revenue mix during both the fourth quarter of 2008 and 2007 was comprised of 64 percent of revenues from HealthStream Learning and 36 percent of revenues from HealthStream Research.

Revenues from HealthStream Learning increased by $1.0 million when compared to the fourth quarter of 2007. Of this increase, $1.6 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $946,000 and courseware subscriptions and online training services of $669,000. Revenues from these Internet-based subscription products increased 26 percent over the prior year quarter and approximated $7.8 million for the fourth quarter of 2008. This increase in revenues was partially offset by a decline in revenues from live events, study guides, and association activities, which collectively declined $662,000 compared to the prior year quarter.

Revenues from HealthStream Research increased by $500,000 when compared to the fourth quarter of 2007. HealthStream Research provides four survey product lines: patient, physician, employee and community.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, approximated 62 percent for both the fourth quarters of 2008 and 2007. In HealthStream Research, we experienced lower gross margin as a result of increased revenues from patient and community surveys, which have lower gross margins than physician and employee surveys. In HealthStream Learning, gross margin improved slightly compared to the prior year quarter due to the increase in subscription revenues, but were somewhat offset by increased royalties paid by us associated with increased revenues from a portion of our courseware subscription products.

Product development and sales and marketing expenses both increased over the prior year quarter. Product development expense grew by $561,000, which was primarily associated with maintenance and support of our HealthStream Learning products, as well as a redesignation of personnel to product development from general and administrative expenses within HealthStream Research. Sales and marketing expenses increased by $88,000 compared to the prior year quarter, primarily due to additional personnel and related selling costs for both HealthStream Learning and HealthStream Research. Depreciation and amortization increased $61,000 over the prior year quarter. Other general and administrative categories decreased slightly compared to the prior year quarter.

Net income for the fourth quarter of 2008 was $1.4 million, or $0.07 per share (diluted), compared to $2.9 million, or $0.13 per share (diluted), for the fourth quarter of 2007. Net income for the fourth quarters of 2008 and 2007 includes a deferred income tax benefit of $375,000 and $2.0 million, respectively. The recognition of these deferred income tax benefits resulted from a partial release of the valuation allowance on the Company’s deferred tax assets. As of December 31, 2008, the Company maintains a valuation allowance of approximately $12.1 million for the remaining portion of its deferred tax assets, which primarily consist of net operating loss carryforwards.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.5 million for the fourth quarter of 2008, up from $2.2 million for the fourth quarter of 2007, an increase of 15 percent. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Full Year 2008
Revenues for 2008 increased $7.7 million, or 17 percent, to $51.6 million, compared to $43.9 million for 2007.

Revenues for HealthStream Learning increased $5.4 million, or 20 percent over 2007. Of this increase, $6.4 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $3.6 million and from courseware subscriptions and online training services of $2.8 million. Revenues from our Internet-based subscription products collectively increased 29 percent over the prior year and approximated $28.7 million for 2008. In addition, revenues associated with implementation, development, and consulting services increased $935,000 over the prior year. These increases in revenues were partially offset by a decline in revenues from live events, study guides, and association activities, which collectively declined $1.9 million compared to the prior year.

Revenues for HealthStream Research increased $2.3 million, or 14%, over 2007, primarily resulting from the impact of the March 2007 acquisition of The Jackson Organization Research Consultants (TJO). TJO revenues during 2007, prior to our acquisition and not included in our results for 2007, approximated $2.6 million.

Gross margin declined to 62 percent for 2008 from 63 percent for 2007. The decline in gross margin was primarily a result of changes in our revenue mix within HealthStream Research, but this decline was partially offset by improved gross margins for HealthStream Learning. Contributing to the increases in cost of revenues were increased royalties paid by us associated with courseware subscription revenues and increased survey costs associated with increased patient and community revenues.

Net income for 2008 was $2.9 million, or $0.13 per diluted share, compared to $4.1 million, or $0.18 per diluted share for 2007. Net income for 2008 and 2007 includes a deferred income tax benefit of $375,000 and $2.0 million, respectively. Operating expense increases during 2008 included: product development expense increases of $1.4 million, which were primarily associated with platform maintenance and support; sales and marketing expense increases of $1.6 million, which were primarily associated with additional personnel and related costs and increased marketing expenses; depreciation and amortization increases of $319,000, which resulted from intangible asset amortization and depreciation of capital assets; and other general and administrative expense increases of $304,000, which were associated with personnel expenses, facility costs, and other corporate expenses. In addition, other income decreased $154,000 due to lower yield rates and lower invested cash balances.

Adjusted EBITDA was $8.1 million for 2008 compared to $7.2 million for 2007, an increase of 13 percent. This improvement is consistent with the factors mentioned above.

Other Financial Indicators
At December 31, 2008, the Company had cash and related interest receivable of $4.1 million, compared to $3.0 million at September 30, 2008. The increase in cash balances primarily resulted from cash generated from operations, but was partially offset by capital expenditures and other operating expenses. Capital expenditures and capitalized feature enhancement development totaled approximately $0.7 million for the fourth quarter of 2008 and approximately $2.3 million for the year.

Our days sales outstanding, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 57 days for the fourth quarter of 2008 compared to 66 days for the fourth quarter of 2007 and 63 days for the third quarter of 2008. The improvement over the prior year quarter and prior quarter is associated with improved collections from HealthStream Learning customers during the fourth quarter of 2008, while collections from HealthStream Research customers were slower than expected. While the Company’s accounts receivable balances have improved from the 2007 full-year and the third quarter of 2008, the Company believes that uncertain economic conditions in the United States may result in slower payment patterns from some portion of our customers in the future.

As of December 31, 2008, we have federal and state net operating loss of carryforwards of approximately $38.4 million and $29.9 million, respectively, which are available to offset income tax liabilities as they arise in the future.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform; a wide range of professional, clinical, and regulatory content subscriptions; an online authoring/self-publishing tool; and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At December 31, 2008, approximately 1,732,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,541,000 at December 31, 2007. The total number of contracted subscribers at December 31, 2008 was approximately 1,855,000, up from 1,705,000 at December 31, 2007. “Contracted subscribers” include both those already implemented (1,732,000) and those in the process of implementation (123,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 90 percent of subscribers that were up for renewal did renew in the fourth quarter of 2008, while our renewal rate based on the annual contract value was approximately 104 percent. The renewal rates for the fourth quarter of 2008 compare to a subscriber renewal rate of 107 percent and an annual contract value renewal rate of 127 percent during the fourth quarter of 2007. During the fourth quarter of 2008, quarterly renewal rates were negatively impacted by the non-renewal of one customer which accounted for 11,000 subscribers, but was partially offset by customers renewing at higher prices or adding subscribers at time of renewal. For the full year 2008, approximately 91 percent of subscribers renewed, and the annual contract value renewal rate was 100 percent.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the fourth quarter of 2008, HealthStream Research added several new healthcare organization customers, including North Central Bronx Hospital, Jennie Stuart Medical Center, and Jacobi Medical Center. Among our existing research customers, 16 renewed their contracts for multiple survey products. In addition, approximately 40 existing research customers chose to contract for more research services in the fourth quarter to add to their current services received from HealthStream Research.

Financial Outlook for 2009
The Company expects that consolidated revenues for the full year 2009 will grow by 13 percent to 15 percent. We anticipate revenue growth in the Learning segment to be in the16 percent to 18 percent range and the Research unit’s revenue to increase by approximately 7 percent to 9 percent.

We expect the consolidated gross margin to be similar to our full year 2008 results. We also anticipate that operating expenses, including product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between 11 percent and 13 percent when compared to the Company’s full year 2008 levels for these categories.

We anticipate that operating income will increase 20 percent to 60 percent for the full year of 2009 versus our 2008 results. Net income, before the impact of any potential future realized income tax benefit resulting from reduction of our income tax valuation allowance in 2009 is expected to grow by 20 percent to 60 percent over 2008 net income before our $375,000 income tax benefit.

We anticipate that fully diluted earnings per share for 2009, based on the net income described in the previous paragraph, will range between $0.14 and $0.18 per share.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements and content development will range between approximately $3.0 to $3.5 million in 2009.

“2008 was a solid year of growth for HealthStream—with pre-tax net income and top-line revenues growing 19 and 17 percent, respectively, over 2007,” said Robert A. Frist, Jr., chief executive officer of HealthStream. “Our progress reflects the dedication and hard work of HealthStream’s employees, who remain highly engaged and customer-focused throughout our operations. Their employee-driven teams and cost-management programs have created a high-performance work environment that I believe will continue to serve us well into 2009.”

A conference call with Robert A. Frist, Jr, chairman and chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Thursday, February 26th, at 9:00 a.m. (Eastern). To listen to the conference, please dial 877-874-1589 (no passcode needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 719-325-4814 (no passcode needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #4622999) for U.S. and Canadian callers and 719-457-0820 (passcode #4622999) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by approximately 1.9 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$13,503	$11,992	$51,600	$43,949
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,110	4,552	19,654	16,162
Product development	1,524	963	5,670	4,308
Sales and marketing	2,452	2,364	10,820	9,212
Depreciation and amortization	1,193	1,132	4,822	4,503
Other general and administrative	2,102	2,113	8,152	7,848

Total operating expenses	12,381	11,124	49,118	42,033
Operating income	1,122	868	2,482	1,916
Other income, net	9	39	72	226

Income before income taxes	1,131	907	2,554	2,142
Income tax (benefit)	(309)	(1,972)	(301)	(1,945)

Net income	$1,440	$2,879	$2,855	$4,087

Net income per share:
Net income per share, basic	$0.07	$0.13	$0.13	$0.19

Net income per share, diluted	$0.07	$0.13	$0.13	$0.18

Weighted average shares outstanding:
Basic	21,374	22,064	21,707	21,999

Diluted	21,601	22,755	22,204	22,701

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three
	Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$1,440	$2,879	$2,855	$4,087
Interest income	(21)	(57)	(140)	(287)
Interest expense	13	19	62	60
Income taxes	(309)	(1,972)	(301)	(1,945)
Share-based compensation expense	168	161	772	742
Depreciation and amortization	1,193	1,132	4,822	4,503

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$2,484	$2,162	$8,070	$7,160

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2008	2007(1)
ASSETS
Current assets:
Cash and related interest receivable	$4,128	$3,630
Accounts and unbilled receivables, net (2)	9,973	9,719
Prepaid and other current assets	2,405	1,969
Deferred tax assets, current	357	360

Total current assets	16,863	15,678
Capitalized software feature enhancements, net	4,393	4,459
Property and equipment, net	3,475	4,383
Goodwill and intangible assets, net	25,885	26,851
Deferred tax assets, noncurrent	2,008	1,630
Other assets	173	360

Total assets	$52,797	$53,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,767	$6,260
Deferred revenue	10,202	9,493
Current portion of long-term debt and capital lease obligations	745	831

Total current liabilities	15,714	16,584
Long-term debt and capital lease obligations, net of current portion	320	1,064

Total liabilities	16,034	17,648
Shareholders’ equity:
Common stock	95,321	97,126
Accumulated deficit	(58,558)	(61,413)

Total shareholders’ equity	36,763	35,713

Total liabilities and shareholders’ equity	$52,797	$53,361

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2007.

(2)	Includes unbilled receivables of $1,669 and $1,051 and other receivables of $10 and $0 at December 31, 2008 and 2007, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2009 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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